Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report dated February 23, 2016, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is September 6, 2016, relating to the consolidated financial statements and effectiveness of internal control of Hi-Crush Partners LP (the “Partnership”), which appear in the Partnership’s Current Report on Form 8-K dated September 7, 2016 and (ii) our report dated August 8, 2016 relating to the financial statements of Hi-Crush Blair LLC, which appears in the Partnership’s Current Report on Form 8-K dated August 10, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 2, 2016